PEAK RESOURCES INCORPORATED

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT dated for reference August 1, 2008 is between Peak Resources Incorporated, a Nevada corporation (“Peak”) with an office at 640 – 8016th Avenue, Calgary, Alberta T2P 3W2 and Robert Williams, of 208 Everglade Circle SW, Calgary, AB, Canada T2Y 4N5.

WHEREAS Mr. Williams has recognized experience and contacts of benefit to Peak, AND WHEREAS Mr. Williams agreed to be engaged to provide services as Executive Director – Operations to Peak, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, and the following mutual promises, the parties agree that:

1.
Services. Mr. Williams brings his operational and business development expertise to Peak in connection with its desired business and Mr. Williams agrees to provide such services for the term of this agreement.

2.
Compensation.  Peak will pay Mr. Williams US$5,000 dollars per month for the term of this agreement. Salary reviews will be conducted bi-annually or on an as needed basis.  Should Peak adopt a stock option plan Mr. Williams will be ensured enrolment in such plan commensurate with his position and service to Peak.

3.
Expenses.  Peak will reimburse Mr. Williams for any reasonable out-of-pocket expenses that he incurs in fulfilling the terms of this agreement, including reimbursement for office expenses (rent, cell phone, internet charges).

4.	Term. The term of this agreement will be 24 months and this agreement will be deemed effective on August 1, 2008 and will expire on July 31, 2010.

5.	Severance. Should Peak sever Mr. Williams from his executive position without cause, Mr. Williams will be entitled to 6 months’ severance and any expenses owed at the time of severance.

6.
Representations and warranties. Mr. Williams represents and warrants that he has the management skills and experience required to fulfil the duties of Executive Director - Operations of Peak and to advise Peak on its business activities.

7.
Termination. Either party may terminate this agreement any time for any reason by delivering a written notice of termination to the other party 60 days before the termination date.  Peak will only be liable to pay Mr. Williams for the 60 days unless terminated without cause.

8.
No waiver. No failure or delay of Peak in exercising any right under this agreement operates as a waiver of the right.  Peak’s rights under this agreement are cumulative and do not preclude Peak from relying on or enforcing any other legal or equitable right or remedy.

9.	Time. Time is of the essence.

10.	Jurisdiction. This agreement is governed by the laws of the State of Nevada.

Management Agreement	2 / 2

11.
Severability.  If any part of this agreement that is held to be void or otherwise unenforceable by a court or proper legal authority, then that part is deemed to be amended or deleted from this agreement, and the remainder of this agreement is valid or otherwise enforceable.

12.
Notice. Any notice required by or in connection with this agreement be in writing and must be delivered to the parties by hand or transmitted by fax to the address and fax number given for the parties in the recitals.  Notice is deemed to have been delivered when it is delivered by hand or transmitted by fax.

13.	Counterparts. This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.

THE PARTIES’ SIGNATURES below are evidence of their agreement.

Peak Resources Incorporated

/s/ Authorized Signatory	/s/ Robert Williams
Authorized Signatory	Robert Williams